UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 30, 2005

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California		95124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 30, 2005, the U.S. Tax Court issued its ruling in favor of the Company on all matters not previously settled regarding fiscal years 1996 through 1999.  The substantive issue, tried in July 2004, was whether the value of compensatory stock options must be included in the Company’s cost sharing agreement with the Company’s Irish affiliate.  The Court found that the Company’s cost sharing agreement met the arm’s-length standard of the IRS Tax Regulations and that unrelated parties would not share the spread or grant date value of compensatory stock options.  The Court further found that the regulations applicable to the tax years at issue did not require the Company to include the value of compensatory stock options in its cost sharing agreements.  Accordingly, the Company was not liable for any tax, penalties or interest associated with the IRS assertions.

The Company is in the process of evaluating the full accounting implications of this decision on tax years 1996-1999 and all subsequent impacted years.  Based upon our initial analysis, the Company expects that there will be a favorable impact of $7 to $9 million to net income for reversal of prior reserves related to this issue.  In addition, there could be additional positive impact of $3 to $4 million for interest income, net of tax resulting from a refund due to the Company.

It is unknown at this time whether the IRS will seek reconsideration or appeal the ruling.  Whether the IRS does so could have future financial implications.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description

99.1	Press Release of Xilinx, Inc., dated September 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: September 2, 2005	By:	/s/ Thomas R. Lavelle
Thomas R. Lavelle
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Xilinx, Inc. dated September 2, 2005.